EXHIBIT 11
              OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
               Computation of Earnings Per Common Share

                                                            Three Months Ended
                                                                March 31
                                                         -----------------------
                                                            1997          1996
                                                         ----------   ----------
Primary (for Statement of Operations):
     Net earnings                                        $  552,296      122,129
     Preferred stock dividends                               10,499            0
                                                         ----------   ----------
     Net earnings to  common shareholders                   541,797      122,129

     Shares:
       Weighted average number of shares outstanding      6,929,222    4,716,096
       Assuming exercise of warrants and options, net
         of number of shares which could have been
         purchased with the exercise of such options
         (using average price for the period)               215,502      133,300

                                                         ----------   ----------
       Weighted average number of shares,  adjusted       7,144,724    4,849,396
                                                         ----------   ----------

     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                               $     0.08         0.03
                                                         ==========   ==========


Assuming full dilution (for Statement of Operations):
     Net earnings                                        $  552,296      122,129
     Preferred stock dividends                               10,499            0
                                                         ----------   ----------
     Net earnings  to common shareholders                   541,797      122,129

     Shares:
       Weighted average number of shares outstanding      6,929,222    4,716,096
       Assuming exercise of warrants and options, net
         of number of shares which could have been
         purchased with the exercise of such options
         (using closing market price)                       211,006      133,300
                                                         ----------   ----------
       Weighted average number of shares,  adjusted       7,140,228    4,849,396
                                                         ----------   ----------

     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                                    $0.08(a)      0.03(a)
                                                         ==========   ==========


(a) This calculation is submitted in accordance with Regulation S-B item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.